Sentry Petroleum Appoints Leading U.S. Coal Seam Gas Expert

Denver, Colorado (April 27, 2011 - FSC) Sentry Petroleum Ltd. (OTCBB:SPLM) is pleased to announce that Dr. Charles Barker has joined the company as Vice President for Unconventional Resources. Dr. Barker will be responsible for managing the upcoming geological appraisal program in ATP 862 and ATP 864 in Queensland planned to commence in May 2011.

President and CEO Dr. Rajeswaran commented on the appointment, “We are delighted to welcome Charley as a member of our management team. His wealth of experience and know-how in appraising CSG assets will be of great value during our forthcoming drilling program.”

Dr. Barker commented, “I certainly will be challenged by the enormity of exploring and developing a stacked coal seam and associated gas shale sequence hundreds of feet thick located in Sentry's ATP 862 and 864. Gas shows indicate it is gassy, now we just need to find the sweet spot to make it productive. I appreciate Sentry bringing me on board to make this happen and enthusiastically seeking the ways and means to delineate the resource. ”

About Dr. Barker

Dr. Charles Barker received his Masters Degree from the University of California, Riverside and was awarded his Ph.D. from the University of Adelaide, South Australia for work in thermal maturation and gas generation from coal. Dr. Barker has spent most of his career in the Coal Seam Gas sector, both privately and with the US Geological Survey Energy Resources Team. He has served as Chairman of the Coal Geology Division of the Geological Society of America, and Presidents of both the Society for Organic Petrology and the Society for Luminescent Microscopy and Spectroscopy. He has received several environmental and presentation awards for his coal seam gas work. Dr. Barker’s specific expertise lies in project management with 20 years experience in exploration management and coal seam gas resource assessment methodology, including, source rock evaluation, prospect generation, drilling and gas in place evaluation of coalbed gas prospects.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.